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                                                                     EXHIBIT 2.5

                              RIVER HOLDING CORP.

                         STOCK SUBSCRIPTION AGREEMENT


          THIS STOCK SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of August 4, 1999 by and among River Holding Corp. ("Holding"), Mr. Sten Gibeck ("Investor") and, for purposes of Sections 6 and 9 hereof only, FS Equity Partners III, L.P., FS Equity Partners International, L.P. and FS Equity Partners IV, L.P. (collectively, the "FS Entities").

                                R E C I T A L S:
                                - - - - - - - -


          A. Holding desires to issue to Investor, and Investor desires to acquire from Holding, a number of shares of Common Stock, $0.01 par value per share, of Holding determined as set forth herein ("Common Stock"), in exchange for 483,750 shares of the Class A Stock of Louis Gibeck AB ("LGAB") owned by Investor.

          B. In connection with the foregoing transaction, and in consideration thereof, Holding, Investor and the FS Entities desire to enter into this Agreement to set forth certain restrictions and agreements pertaining to the Shares and other matters as set forth herein.

                                 A G R E E  M E N T:
                                 - - - - - -- - - -

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties agree as follows:

          1.   Sale and Purchase of Stock.  Subject to the conditions and
               --------------------------
restrictions contained in this Agreement, Holding hereby agrees to issue to Investor, and Investor hereby agrees to acquire from Holding, in exchange for the transfer to Holding by Investor of 483,750 shares of the Class A Stock of LGAB owned by Investor (the "LGAB Shares") shares of Common Stock, calculated using the following formula: 483,750 multiplied by ((a) 115 Swedish krona, divided by (b) the currency exchange rate of Swedish krona to U.S. dollars as officially quoted by Svenska Handelsbanken AB on August 3, 1999); such resulting number to be divided by $12.89 (based on a valuation by Deloitte & Touche) and the result shall equal the number of shares of Common Stock (individually, a "Share," and collectively, the "Shares") to be issued to Investor in exchange for the LGAB Shares.
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          2.   Restriction on Transfer of the Shares.
               -------------------------------------

               (a) Restriction.  Except as otherwise provided in Section 4,
                   -----------
Investor may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of (collectively, "Transfer") any of the Shares, or any right, title or interest therein, except in compliance with Sections 3 and 5 hereof. In connection with any public offering (by Holding or any subsidiary) Investor agrees to execute a reasonable lock up agreement (for up to 180 days) covering the Shares. Any purported Transfer or Transfers (including involuntary Transfers initiated by operation of legal process) of any of the Shares or any right, title or interest therein, except in strict compliance with the terms and conditions of this Agreement, shall be null and void.

               (b) Certain Definitions.  For purposes of this Agreement (1)
                   -------------------
the term "Initial Public Offering" means an underwritten public offering which results in gross proceeds to Hudson Respiratory Care Inc. in excess of $25 million from the sale of common stock and (2) the term "Company" means Hudson Respiratory Care Inc.

          3.   Right of First Refusal.
               ----------------------

               (a) Sales; Notice.  Investor may Transfer for cash (and only
                   -------------
for such form of consideration) any or all of the Shares to any third party subject to the provisions of this Section 3, and Sections 6(c) and 8(a) hereof. Prior to any such intended Transfer, Investor shall first give at least 15 days prior written notice (the "Notice") to Holding specifying (i) Investor's bona fide intention to sell such Shares; (ii) the name(s) and address(es) of the proposed transferee(s); (iii) the number of Shares Investor proposes to Transfer (individually, an "Offered Share," and collectively, the "Offered Shares"); (iv) the price for which Investor proposes to Transfer each Offered Share (the "Proposed Purchase Price"); and (v) all other material terms and conditions of the proposed Transfer.

               (b) Election by Holding.  Within 15 days after receipt of the
                   -------------------
Notice, Holding (or its nominee(s) or assignee(s)) may elect to purchase all but not less than all of the Offered Shares at the price and on the terms and conditions set forth in the Notice by delivery of written notice (the "Election Notice") of such election to Investor, specifying a day, which shall not be more than 30 days after the Election Notice is delivered, on or before which Investor shall surrender (if Investor has not already done so) the certificate or certificates representing the Offered Shares (with a stock assignment or stock assignments duly endorsed in blank for Transfer) at the principal office of Holding. Within 30 days after delivery of the Election Notice to Investor, Holding (or its nominee(s) or assignee(s)) shall deliver to Investor a check, payable to Investor in the amount equal to the product of the Proposed Purchase Price multiplied by the number of Offered Shares (the "First Refusal Price") in exchange for the Offered Shares. If Investor fails to so surrender such certificate or certificates on or before such date, from and after such date the Offered Shares shall be deemed to be no longer outstanding, and Investor shall cease to be a stockholder with respect to such Shares and shall have no rights with respect thereto except only the right to receive payment of the First Refusal Price, without interest, upon surrender of the certificate or certificates therefor (duly endorsed in blank for Transfer). If Holding (or its nominee(s) or assignee(s)) does not elect to

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purchase all of the Offered Shares, Investor shall be entitled to Transfer the
Offered Shares to the transferee(s) named in the Notice at the Proposed Purchase Price or at a higher price and on the terms and conditions set forth in the Notice; provided, however, that such Transfer must be consummated within 90 days after the date of the Notice and any proposed Transfer after such 90-day period may be made only by again complying with the procedures set forth in this
Section 4.

               (c) Termination of Right of First Refusal.  All rights provided
                   -------------------------------------
to Holding under this Section 3 shall terminate upon the consummation of an Initial Public Offering. Upon a Transfer of the Shares pursuant to Section 3(b), the rights provided Holding under this Section 3 shall terminate with respect to the Shares (and only those Shares) so Transferred.

          4.   Permitted Transfers.  Investor may, at any time, Transfer any or
               -------------------
all of the Shares (a) intervivos to Investor's spouse or issue, a trust for their benefit or pursuant to any will or testamentary trust, (b) intervivos to a corporation or other business enterprise, all of the equity interests in which are owned by Investor and/or parties who would be Permitted Transferee if they acquired Shares directly, or (c) upon Investor's death, to any person in accordance with the laws of descent and/or testamentary distribution (such persons or entities are collectively referred to herein as "Permitted Transferees"). As a condition to any Transfer pursuant to this Section 4, the Permitted Transferee must execute a valid undertaking, in form and substance reasonably satisfactory to Holding and the FS Entities, to the effect that the Permitted Transferee and the Shares so Transferred shall thereafter remain subject to all of the provisions of this Agreement as though the Permitted Transferee were a party to this Agreement, bound in every respect in the same way as Investor. Transfers made in accordance with this Section 4 shall not be subject to the provisions of Section 3 of this Agreement.

          5.   Other Agreements.
               ----------------

               (a) If the FS Entities find a third-party buyer for all of the shares of Common Stock (or Company Common Stock, if the FS Entities hold Company Common Stock) held by them (whether such sale is by way of purchase, exchange, merger or other form of transaction), or if Holding finds a third-party buyer for all of the shares of Company Common Stock held by it (whether such sale is by way of purchase, exchange, merger or other form of transaction), then at the request of the FS Entities or Holding, Investor shall sell all of his or her shares of Common Stock on the same terms and conditions as apply to the sale by Holding of its shares of Company Common Stock or the FS Entities of the Common Stock (or Company Common Stock, if the FS Entities hold Company Common Stock); provided however, that if such buyer is a party other than a corporation whose common stock is publicly-traded, Investor shall not be required to accept consideration other than cash.

               (b) If the FS Entities find a third-party buyer (other than a permitted transferee of Holding or the FS Entities (as defined in the Shareholders Agreement)), for all or part of the shares of Common Stock (or Company Common Stock, if the FS Entities hold Company Common Stock) held by the FS Entities (whether such sale is by way of purchase, exchange, merger

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or other form of transaction), the Investor shall have the right to sell, on the terms set forth in a written notice (the "Offering Notice") delivered by the FS Entities to the Investor describing the terms of the proposed sale (including the minimum sale price for the shares of Common Stock ) (or Company Common
Stock, if the FS Entities hold Company Common Stock) that the FS Entities plan to sell, that amount of his Shares which constitute the same percentage of his Shares as the percentage of Common Stock (or Company Common Stock, if the FS Entities hold Company Common Stock) sold by the FS Entities, in the aggregate. Each such right shall be exercisable by delivering written notice to the FS Entities within 15 days after receipt of the Offering Notice. Failure to exercise such right within such 15-day period shall be regarded as a waiver of such rights. The obligations of the FS Entities under this Section 5(b) shall terminate upon an Initial Public Offering. The transactions contemplated by
Section 7.4 of the Shareholders Agreement shall not give rise to any rights of Investor under this Section 5(b).

               (c) In addition to the obligations of the Investor to sell the Shares pursuant to Section 5(a) above, the Investor hereby agrees to exchange or otherwise transfer his or her Shares, in the same manner as the FS Entities exchange or otherwise transfer its shares of Common Stock in connection with the transactions contemplated by Section 7.4 of the Shareholders Agreement. Investor hereby consents to any sale, transfer, reorganization, exchange, merger, combination, liquidation, dissolution or other form of transaction described in this Section 5 or as contemplated by Section 7.4 of the Shareholders Agreement and agrees to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale, transfer, reorganization, exchange, merger, combination or other form of transaction. Investor further agrees to timely take such other actions as Holding or the FS Entities or the Company may reasonably request in connection with the approval of the consummation of such sale, transfer, reorganization, exchange, merger, combination or other form of transaction, including voting as a stockholder to approve any such sale, transfer, reorganization, exchange, merger, combination or other form of transaction and waiving any appraisal rights that Investor may have in connection therewith. The Company shall succeed to all of Holding's rights under this Agreement and the rights of the FS Entities under this Agreement shall remain in full force and effect upon consummation of the transactions contemplated by Section 7.4 of the Shareholders Agreement, and Investor shall execute an amendment to this Agreement in form and substance satisfactory to the Company acknowledging the Company's and the FS Entities' rights hereunder. As provided in Section 8(h), this Agreement shall apply to all securities received by Investor in exchange for his or her Shares upon consummation of the transactions contemplated by Section 7.4 of the Shareholders Agreement.

               (d) The obligations of Investor pursuant to Section 5(a) shall be binding on any transferee of any of the Shares (except a transferee of Shares in a Public Market Sale (as defined below)) and any transfer of any of the Shares shall be void unless a written commitment to be bound by such provisions from such transferee is delivered to Holding and the FS Entities and the Company prior to any transfer. The obligations of Investor pursuant to Section 6(a) shall apply to any securities received in substitution or exchange for the Shares. A "Public Market Sale" shall mean any sale of shares of Common Stock into the public market after an Initial Public Offering, which is

                                       4
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made pursuant to Rule 144 promulgated under the Act or pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission and shall not include a negotiated private sale transaction or other disposition of shares of Common Stock.

          6.   Investment Representations. Investor represents and warrants to
               --------------------------
Holding as follows:

               (a) Investor's Own Account. Investor is acquiring the Shares for
                   ----------------------
Investor's own account and not with a view to or for sale in connection with any distribution of the Shares.

               (b) Access to Information. Investor (i) is familiar with the
                   ---------------------
business of Holding and its Subsidiaries; (ii) has had an opportunity to discuss with representatives of Holding and its Subsidiaries the condition of and prospects for the continued operation and financing of Holding and its Subsidiaries and such other matters as Investor has deemed appropriate in considering whether to invest in the Shares; and (iii) has been provided access to all available information about Holding and its Subsidiaries requested by Investor.

               (c) Shares Not Registered. Investor understands that the Shares
                   ---------------------
have not been registered under the Act or registered or qualified under the securities laws of any state and that Investor may not Transfer the Shares unless they are subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless an exemption is available which permits Transfers without such registration and qualification.

          7.   Partial Termination.  This Agreement shall terminate with respect
               -------------------
to those Shares which are acquired by Holding or a third party pursuant to
Section 3 hereof, upon such acquisition; provided, however, that with respect to those Shares that are acquired by a third party, the obligations of Section 5 of this Agreement shall survive such termination.

          8.   Representations and Covenants.
               -----------------------------

               (a) Representations. Investor represents to Holding (i) that he
                   ---------------
is the record and beneficial owner of the LGAB Shares being transferred to Holding hereby, free and clear of any lien, encumbrance, charge, option or other claim of any party whatsoever; (ii) that the transfer of the LGAB Shares to Holding by Investor will not violate any agreement, contract or other obligation by which Investor is bound or any law, statute, rule or regulation to which the LGAB Shares or Investor is subject; (iii) that the transfer of the LGAB Shares to Holding will not require any consent, approval, permit, filing, or authorization from any third party, governmental authority or stock exchange on the part of Investor; and (iv) that upon completion of the transfer, Holding will acquire good and marketable title to the LGAB Shares, free of any lien, encumbrance, charge, option or other claim of any other party whatsoever.

               (b) Transfer. Investor covenants and agrees to take all actions,
                   --------
and to execute and deliver, all instruments that may be necessary or desirable to cause full title to the LGAB

                                       5
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Shares to be transferred to Holding as contemplated hereby, subject to the terms and conditions hereof. Investor further agrees to take any further action, and execute any instrument, that Holding may reasonably request to further perfect Holding's title or ownership of the LGAB Shares.

          9.   Representation on the Board of Directors.
               ----------------------------------------

               (a) The Board. Subject to the terms and conditions of this
                   ---------
Section 9, (i) at each annual or special meeting of shareholders of Holding or in any written consent executed in lieu of a shareholder meeting, at or pursuant to which persons are being elected to fill positions on the Board of Directors of Holding, the FS Entities agree to exercise, or cause to be exercised, voting rights with respect to the shares of Holding then held of record or beneficially owned by them in such a manner that Investor shall be elected to the Board of Directors of Holding, and (ii) at each annual or special meeting of shareholders of the Company or in any written consent executed in lieu of a shareholder meeting, at or pursuant to which persons are being elected to fill positions on the Board of Directors of the Company, Holding agrees to exercise, or cause to be exercised, voting rights with respect to the shares of the Company then held of record or beneficially owned by Holding in such a manner that Investor shall be elected to the Board of Directors of the Company. If necessary, the Boards of Holding and the Company shall elect such additional independent members, if any, as may be required under applicable law or stock exchange requirements or by the National Association of Securities Dealers or underwriters in connection with the Initial Public Offering, and Holding and Investor shall each take all actions necessary in connection therewith.

               (b) Termination and Assignment. Investor's rights contained in
                   --------------------------
this Section 9 shall terminate upon the sale by Investor or its Permitted Transferees of more than 60% of the Shares to transferees (other than Permitted Transferees) and shall not be assignable other than to Permitted Transferees, and shall likewise terminate on the death of Investor.

          10.  Miscellaneous.
               -------------

               (a) Legends on Certificates.  Any and all certificates now or
                   -----------------------
hereafter issued evidencing shares of Common Stock shall have endorsed upon them a legend substantially as follows:

               "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN STOCK SUBSCRIPTION AGREEMENT DATED AS OF AUGUST 4, 1999 BY AND BETWEEN RIVER HOLDING CORP. AND THE ORIGINAL INVESTOR HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE

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

               PRINCIPAL EXECUTIVE OFFICES OF RIVER HOLDING CORP."

Such certificates shall also bear such legends and shall be subject to such restrictions on transfer as may be necessary to comply with all applicable federal and state securities laws and regulations.

               (b) Further Assurances. Each party hereto agrees to perform any
                   ------------------
further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Agreement.

               (c) Notices. Except as otherwise provided herein, all notices,
                   -------
requests, demands and other communications under this Agreement shall be in writing, and if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses (or such other address(es) a party may designate for itself by like notice):

               If to Holding:

                    River Holding Corp.
                    c/o Freeman Spogli & Co. Incorporated
                    11100 Santa Monica Boulevard, Suite 1900
                    Los Angeles, CA  90025
                    Fax:  (310) 444-1870

               If to the FS Entities:

                    Freeman Spogli & Co. Incorporated
                    11100 Santa Monica Boulevard, Suite 1900
                    Los Angeles, CA  90025
                    Fax:  (310) 444-1870

               If to Investor:

                    Mr. Sten Gibeck
                    Soderforsgrand 15
                    195 55 Upplands Vasby
                    Sweden
                    Fax: 011 46 8 594 10258

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               (d) Amendments. This Agreement may be amended only by a written
                   ----------
agreement executed by all of the parties hereto.

               (e) Governing Law. This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Delaware.

               (f) Disputes. In the event of any dispute among the parties
                   --------
arising out of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the reasonable expenses of the prevailing party including, without limitation, reasonable attorneys' fees and expenses.

               (g) Entire Agreement. This Agreement and the instruments and
                   ----------------
agreements referenced herein constitute the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersede any and all prior agreements, whether written or oral, relating hereto.

               (h) Recapitalizations or Exchanges Affecting Holding's Capital
                   ----------------------------------------------------------
Stock.  The provisions of this Agreement shall apply to any and all shares of
-----
capital stock or other securities of Holding or any successor or assign of Holding which may be issued in respect of, in exchange for or in substitution of, the Shares by reason of any stock dividend, stock split, reverse split, recapitalization, reclassification, combination, merger, consolidation or otherwise, including as contemplated by Section 7.4 of the Shareholders Agreement, and such shares or other securities shall be encompassed within the term "Shares" for purposes of this Agreement.

               (i) Successors and Assigns.  Holding may assign with absolute
                   ----------------------
discretion any or all of its rights and/or obligations and/or delegate any of its duties under this Agreement to any of its affiliates, successors and/or assigns and this Agreement shall inure to the benefit of, and be binding upon, such respective affiliates, successors and/or assigns of Holding in the same manner and to the same extent as if such affiliates, successors and/or assigns were original parties hereto. Without limiting the foregoing, Holding may assign the Repurchase Option and/or the right of first refusal provided for in Sections 3 and 4 of this Agreement, respectively, to any nominee, affiliate, successor and/or assign. The FS Entities may assign its rights under Section 6 to any of its permitted transferees (as defined in the Shareholders Agreement) or to an investor of shares of Common Stock then owned by the FS Entities. Investor may not assign any or all of its rights and/or obligations and/or delegate any or all of its duties under this Agreement without the prior written consent of Holding and the FS Entities.

               (j) Headings. Introductory headings at the beginning of each
                   --------
section and subsection of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section and subsection of this Agreement.

                                       8
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               (k) Counterparts.  This Agreement may be executed in two
                   ------------
counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             HOLDING:

                             RIVER HOLDING CORP.



                             By:/s/ Richard W. Johansen
                                --------------------------------------------
                                Name:  Richard W. Johansen
                                Title: President and Chief Executive Officer


                             INVESTOR:

                             /s/ Sten Gibeck
                             -----------------------------------------------
                             Sten Gibeck


                  (Signatures continued on the following page)

                                       9
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                             FS ENTITIES:
                             (For purposes of Sections 6 and 9 only)

                             FS EQUITY PARTNERS IV, L.P.

                             By:  FS Capital Partners LLC
                             Its: General Partner

                                  By: /s/ Charles P. Rullman
                                      ---------------------------------
                                      Charles P. Rullman

                             FS EQUITY PARTNERS III, L.P.

                             By:  FS Capital Partners, L.P.
                             Its: General Partner

                                  By:   FS Holdings, Inc.
                                  Its:  General Partner

                                        By: /s/ Charles P. Rullman
                                           ----------------------------
                                           Charles P. Rullman

                             FS EQUITY PARTNERS INTERNATIONAL, L.P.

                             By:  FS & Co. International, L.P.
                             Its: General Partner

                                  By:  FS International Holdings Ltd.
                                  Its: General Partner


                                  By: /s/ Charles P. Rullman
                                      --------------------------------
                                      Charles P. Rullman

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